Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below, hereby constitutes and appoints Harry H. Herington and Stephen M. Kovzan, and each of them with full power to act without the other, with full power of substitution, as the true and lawful attorneys-in-fact and agents for the undersigned and in the undersigned’s name, place and stead, to sign in the name and on behalf of the undersigned the Annual Report on Form 10-K of NIC Inc. for its fiscal year ended December 31, 2016, in the form approved by the undersigned, and any and all amendments thereto, and to file the same, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Art N. Burtscher	Director	January 30, 2017
Art N. Burtscher

/s/ Venmal (Raji) Arasu	Director	January 30, 2017
Venmal (Raji) Arasu

/s/ Karen S. Evans	Director	January 30, 2017
Karen S. Evans

/s/ Ross C. Hartley	Director	January 30, 2017
Ross C. Hartley

/s/ C. Brad Henry	Director	January 30, 2017
C. Brad Henry

/s/ Alexander C. Kemper	Director	January 30, 2017
Alexander C. Kemper

/s/ William M. Lyons	Director	January 30, 2017
William M. Lyons

/s/ Pete Wilson	Director	January 30, 2017
Pete Wilson